Exhibit (e)(38)

EXECUTION VERSION

February 5, 2015

CONFIDENTIAL

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Attention: Shaun D. Lynn, President

Dear Mr. Lynn:

For the purpose of considering, negotiating and consummating a possible strategic transaction (the “Transaction”) involving GFI Group Inc., a Delaware corporation, or any one or more of its subsidiaries (together, “GFI”), and BGC Partners, Inc., a Delaware corporation, or any one or more of its subsidiaries (together, “BGC”), each Party (as defined below) may disclose (such party, the “Disclosing Party”) to the other party (such party, the “Receiving Party”) certain confidential and proprietary information. Each of GFI and BGC are referred to individually herein as a “Party” and are collectively referred to herein as the “Parties”. The Parties hereby agree as follows:

1.                                      The term “Evaluation Material” shall mean all information requested in writing by, and furnished to, the Receiving Party and its Representatives (as defined below) in connection with the Transaction, as of or after the date of this agreement, orally or in writing, concerning the business, financial condition, assets, properties, employees, technology, operating costs and liabilities of the Disclosing Party or its subsidiaries and affiliates, together with analyses, compilations, studies, summaries, extracts or other documents or records prepared by the Receiving Party or its Representatives which contain or otherwise reflect or are generated from such information. The Parties agree that, as of the date hereof, the only Evaluation Material of GFI shall be the market data agreement and commercial agreements that were to be entered into in connection with the Purchase Agreement, dated as of July 30, 2014, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., CME Group Inc., Jersey Partners Inc., and New JPI Inc., as amended. The term “Evaluation Material” shall not include any information concerning the Transaction, the Parties’ negotiations and discussions concerning the Transaction and the fact that discussions or negotiations have or are taking place concerning a Transaction. The term “Evaluation Material” also does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure directly by the Receiving Party or any of its Representatives in breach of this agreement or by a party known by the Receiving Party to be bound by confidentiality), (ii) was or becomes available to the Receiving Party on a non-confidential basis from a source that, to the Receiving Party’s knowledge after reasonable inquiry, is not and was not prohibited from disclosing such information to the Disclosing Party by a contractual, legal or fiduciary obligation, or (iii) was previously developed by the Receiving Party independently without reference to any Evaluation Material. The Receiving Party understands that the Disclosing Party shall have the right in its sole discretion to determine what Evaluation Material to make available to the Receiving Party and reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material. The Receiving Party agrees to hold the Evaluation Material in trust and confidence, not disclose such Evaluation Material to any third party except that the Receiving Party may disclose the Evaluation Material or portions thereof to those of its directors, officers and employees, affiliates, partners, shareholders, advisors and potential financing sources and each of their respective representatives (collectively, the “Representatives”) who need to know such information for the purpose of the Transaction and who are under a similar obligation of confidentiality. The Receiving Party agrees to protect such Evaluation Material by using the same degree of care as it uses to protect its own Evaluation Material of similar value and sensitivity, but not less than reasonable care.

2.                                      The Receiving Party shall inform its Representatives who receive Evaluation Material of the existence and terms of this agreement and ensure that they abide by the terms hereof. The Receiving Party shall be responsible for any breach of this agreement by its Representatives. If the Receiving Party or any of its Representatives is required (by law, regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement, shall furnish only that portion of the Evaluation Material which the Receiving Party is advised by opinion of counsel is legally required and only in the manner legally required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

3.                                      All Evaluation Material shall remain the exclusive property of the Disclosing Party (or the affiliate or third party from which the Disclosing Party obtained such Evaluation Material). Except as expressly provided herein or under a separate written agreement between the Parties that references this agreement, neither Party grants, conveys or transfers to the other any interest, license or other right, whether by estoppel, implication or otherwise, in, to or under its Evaluation Material or any patent, copyright, trade secret, trademark or other intellectual property right.

4.                                      Upon the written request of the Disclosing Party, the Receiving Party shall, at its option, promptly destroy or return to the Disclosing Party all copies of the Evaluation Material furnished to the Receiving Party by or on behalf of the Disclosing Party that are in the Receiving Party’s possession or in the possession of its Representatives. All other written Evaluation Material will be destroyed by the Receiving Party and all oral Evaluation Material will be held subject to the terms of this agreement. The Receiving Party agrees to confirm in writing, if so requested by the Disclosing Party, the Receiving Party’s compliance with the provisions of this paragraph once the Receiving Party has been requested to return or destroy all required Evaluation Material; provided that the Receiving Party and its outside counsel and financial advisors may retain one copy of such information as necessary to comply with applicable law or established document retention policies or to the extent required to defend or maintain any litigation relating to this agreement, the Transaction or the Company’s transactions with CME Group Inc., Jersey Partners, Inc. or any of their respective affiliates. Notwithstanding any such return or destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by its and their obligations of confidentiality hereunder.

5.                                      This agreement will remain in effect for 3 years (the “Term”), unless (i) the Parties mutually agree, in writing, to extend or terminate this agreement or (ii) this agreement is superseded by another written agreement that specifically references this agreement.

6.                                      The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its affiliates or subsidiaries is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of the Disclosing Party and its subsidiaries and affiliates and their respective officers, directors, employees, stockholders, owners, advisors, agents or affiliates expressly disclaims any and all liability to the Receiving Party or any other person that may be based upon or relate to (a) the use of the Evaluation Material by the Receiving Party or any of its Representatives or (b) any errors therein or omissions therefrom. Only those particular representations and warranties, if any, that are made in a detailed, definitive agreement in customary form with respect to the Transaction (the “Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. No contract or agreement relating to the Transaction shall be deemed to exist, and neither Party nor any of its partners, members, officers, directors or equityholders shall have any legal obligation of any kind whatsoever with respect to the Transaction (including by virtue of this agreement), unless and until a Definitive Agreement has been executed and delivered. For purposes of this paragraph, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the part of either Party.

7.                                      Each Party hereby agrees that upon any breach of the provisions of this agreement by the other Party, money damages may not be a sufficient remedy and if a breach of this agreement is judicially determined to have occurred, the non-breaching Party may be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such Party at law or in equity.

8.                                      No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement contains the entire understanding between the Parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. No modification or waiver of this agreement or any provision hereof, nor consent to any departure therefrom shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by the Party or Parties whose rights are being waived, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.

9.                                      This agreement may be executed in multiple counterparts, each of which shall constitute a separate original, and all of which taken together shall constitute one and the same agreement.

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This agreement is for the benefit of the Parties and their respective successors and assigns. If BGC agrees with the foregoing, please sign both copies of this agreement and return one to GFI’s attention, which shall thereupon constitute our agreement with respect to the subject matter of this letter.

Sincerely,

GFI Group Inc.

By:	/s/ Christopher D’Antuono
Name:	christopher d’antuono
Title:	General Counsel & Corporate Secretary

CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:

BGC Partners, Inc.

By:	/s/ Shaun D. Lynn
Name:	Shaun D. Lynn
Title:	President

[Signature page to Confidentiality Agreement, dated February 5, 2015, between GFI Group Inc. and
BGC Partners, Inc.]